Exhibit 10.11.1
Luther Burbank Corporation.
Restricted Stock Award Agreement
This Restricted Stock Award Agreement (the “Award Agreement”) is entered into as of [DATE], by and between Luther Burbank Corporation a California corporation (the “Company”), and [INSERT] (the “Participant”).
WHEREAS, effective as of [DATE] (the “Grant Date”), the Committee granted the Participant Restricted Stock pursuant to the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan (the “Plan”).
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Company and the Participant hereby agree as follows:
1.Grant of Restricted Stock. The Company hereby grants to the Participant [INSERT] Shares of Restricted Stock.
2.Vesting and Forfeiture.
(a)General Rule - Time-Based Vesting. Except as otherwise provided below, as long as the Participant continues to be an employee or non-employee director of the Company, the Restricted Stock granted to the Participant hereunder shall become vested, nonforfeitable and unrestricted as specified in the table below:

Vest Schedule – Restricted Stock Award
Vest Date	Vest Quantity

(b)Termination of Employment. In the event that the Participant’s employment with the Company terminates for any reason during the Period of Restriction, then any unvested Restricted Stock shall be forfeited. Notwithstanding the forgoing, the Participant shall become fully vested in all Restricted Stock on the Participant’s death, Disability or the Participant’s involuntary termination of employment without Cause from the Company within twelve (12) months following a Change-in-Control.
3.Rights as Stockholder. During the Period of Restriction, the Participant shall have all of the rights of a stockholder of the Company, including the right to any dividends; provided, however, that any dividends paid on the Shares of Restricted Stock shall be held in escrow and subject to forfeiture until after the Period of Restriction as provided for under Section 8.8 of the Plan.
4.Section 83(b) Election. The Participant is expressly permitted to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to include in gross income the amounts specified therein. If the Participant makes such an election, he or she shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing or notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision. (A copy of the form of election is attached hereto as Exhibit A.)

5.Withholding. The Company has the right to require, before the issuance or delivery of any Shares, payment by the Participant of any federal, state or local taxes required by law to be withheld upon the issuance of any Shares. Subject to the determination of the Committee in its sole discretion, payment of such withholding requirements may be made:
(a)in cash,
(b)by delivery of Shares registered in the name of the Participant,
(c)by the Company withholding Shares that have a Fair Market Value at the time the Shares become vested equal to the amount required to be withheld; or
(d)any combination of (a), (b) and (c) above.
6.Transferability. At all times during the Period of Restriction, the Restricted Stock will be nontransferable, and may not be pledged, assigned or alienated in any way, except by will or by the laws of descent and distribution.
7.Taxes. The Participant hereby agrees to pay federal, state or local taxes, if any, required by law to be paid in respect of the receipt and/or vesting of the Restricted Stock.
8.Notices. All notices shall be written and shall be sufficiently made if personally delivered or if sent by nationally-recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, which notice shall be effective upon receipt. Each such notice shall be addressed as follows:
If to the Company, to:
Legal Department
Luther Burbank Savings
1515 W 190th Street, Suite 275
Gardena, CA 90248
legal@lbsavings.com
If to the Participant, at the Participant’s last known address on the books and records of the Company. Any such notice may be sent to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
9.Plan. The Award Agreement is subject to all the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Capitalized terms used, but not defined in this Award Agreement, have the meanings set forth in the Plan. In the event of an express conflict between any term, provision or condition of this Award Agreement and those of the Plan, the terms, provisions or conditions of this Award Agreement shall control if the conflict arises with respect to a matter for which the Committee has discretion under the terms of the Plan. All other conflicting terms, conditions or provisions shall be governed and administered in accordance with the terms, conditions or provisions of the Plan. (A copy of the Plan is attached hereto as Exhibit B, and the Participant acknowledges his receipt and understanding of the terms of the Plan.)
10.Lock-Up Agreement. The Participant agrees, if requested by the Company and an underwriter of Shares (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Shares (or other securities) of the Company held by the Participant following the effective date of a registration statement filed under the Securities Act of 1933 for the
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duration of such time period as may be requested by the Company or the underwriter, without the prior written consent of the Company or such underwriter, as the case may be.
11.Right of Setoff. The Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company may owe to the Participant from time to time, including amounts payable in connection with the Restricted Stock, wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company. The Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff.
12.No Continuation Rights. Nothing in this Award Agreement shall confer upon the Participant the right to continue providing services to the Company or to interfere with or limit the right of the Company to terminate the Participant’s services at any time.
13.Undertaking by Participant. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may, in its discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Award Agreement and the Plan.
14.Binding Effect. This Award Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and upon persons who acquire the rights to the Restricted Stock granted hereunder by will or through the laws of descent and distribution.
15.Singular, Plural, Gender. Whenever used herein, except where the context clearly indicates to the contrary, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.
16.Headings. Headings of the paragraphs contained in this Award Agreement are inserted for convenience and reference and shall not be used in interpreting or construing the terms and provisions of the Award Agreement.
17.Entire Agreement; Modification. This Award Agreement and the Plan constitute the entire agreement between the parties with respect to the terms and supersede all prior or written or oral negotiations, commitments, representations and agreements with respect thereto. Except as otherwise provided in Section 20, the terms and conditions set forth in this Award Agreement may only be modified or amended in a writing, signed by both parties. The Award Agreement may not be cancelled without the Participant’s written consent.
18.Severability. In the event any one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Award Agreement shall not in any way be affected or impaired thereby.
19.Applicable Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of California, without giving effect to principles of conflicts of law.
20.Section 409A of the Code. Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, the Company intends that the Restricted Stock will be exempt from Section 409A of the Code pursuant to Treas. Reg. Section 1.409A-1(b)(6)(i).
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However, to the extent that the Restricted Stock under this Award Agreement ever becomes subject to Section 409A of the Code, any provision or term within this Award Agreement that is inconsistent with Section 409A of the Code and the accompanying regulations and other guidance related thereto shall be revised and construed to the minimal extent possible for such provision or term to meet the Section 409A of the Code requirements to prevent application of the twenty percent (20%) Section 409A of the Code penalty to the Participant. Notwithstanding anything in this Award Agreement or the Plan to the contrary, such revision or modification may be made without Participant’s consent. The Company is given the fullest latitude necessary to accomplish this objective.
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IN WITNESS WHEREOF, the Company and the Participant have executed this Award Agreement as of the day and year first written above.
Luther Burbank Corporation

__________________________________________
[NAME]
[TITLE]

Participant

By:
    [INSERT
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Exhibit A
Form of Section 83(b) Election
The undersigned (“Taxpayer”) hereby elects under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. § 1.83-2 to include in his gross income the excess of the fair market value of the property described below at the time of transfer to the Taxpayer (determined without regard to any lapse restrictions as defined below) over the amount (if any) paid therefor by the Taxpayer. In compliance with Treas. Reg. § 1.83-2(e) the Taxpayer provides the following information:
1.The Taxpayer’s name, address and taxpayer identification number are as follows:
[INSERT NAME AND ADDRESS]
Taxpayer identification number:    [INSERT SSN]
2.The property with respect to which this election is being made is [INSERT No. of Shares] shares of Common Stock of Luther Burbank Corporation (the “Company”) (the “Shares”).
3.The date of the transfer of the Shares is [INSERT DATE]. This election is made for the taxable year of the Taxpayer ending [INSERT DATE].
4.The nature of the restrictions to which the Shares are subject is as follows:

The Shares are subject to a [INSERT VESTING TERMS] vesting schedule set forth in a Restricted Stock Award Agreement dated [INSERT DATE], by and between the Taxpayer and the Company (the “Award Agreement”).
5.The fair market value of such Shares at the time of transfer to the Taxpayer, determined without regard to any lapse restrictions as defined in Treas. Reg. § 1.83-3(i), is [INSERT] per share.
6.The amount paid for the Shares is $0.00 per share.
7.In accordance with Treas. Reg. §1.83-2(d) and Treas. Reg. §1.83-2(e)(7), a copy of this statement has been furnished by the Taxpayer to the Company.
The date of this election is [INSERT DATE].

Name: _________________________